EXHIBIT 8.1

Significant and Other Principal Subsidiaries and Affiliated Entities of The Registrant

(as of the date of the annual report)

Wholly-owned subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
GameNow.net (Hong Kong) Limited	Hong Kong
China The9 Interactive Limited	Hong Kong
9Dream Limited	Hong Kong
China Crown Technology Limited	Hong Kong
The9 Development Center Limited	Hong Kong
Asian Way Development Limited	Hong Kong
New Star International Development Limited	Hong Kong
TDC (Asia) Limited	British Virgin Islands
The9 Interactive, Inc.	Delaware, USA
The9 Korea Co., Ltd.	Korea
Red 5 Korea, LLC	Korea
The9 Computer Technology Consulting (Shanghai) Co., Ltd.	China
China The9 Interactive (Shanghai) Limited	China
China The9 Interactive (Beijing) Limited	China
Jiu Jing Era Information Technology (Beijing) Limited	China
Jiu Tuo (Shanghai) Information Technology Limited	China

Majority-owned subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
Red 5 Studios, Inc.	Delaware, USA
Red 5 Singapore Pte. Ltd.	Singapore

Affiliated entities

Name of Subsidiary	Jurisdiction of Incorporation
Shanghai The9 Information Technology Co., Ltd.	China
Shanghai Jiucheng Advertisement Co., Ltd.	China
Shanghai Jiushi Interactive Network Technology Co., Ltd.	China
Shanghai Fire Wing Information Technology Co., Ltd.	China
Shanghai The9 Educational Software Technology Co., Ltd.	China
Beijing Chuan Yun Interactive Network Technology Co., Ltd.	China
Shanghai Jiuchang Investment Co., Ltd	China